Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Knight-Swift Transportation Holdings Inc.:

We consent to the use of our reports dated February 17, 2017, with respect to the consolidated balance sheets of Swift Transportation Company as of December 31, 2016 and 2015, and the related consolidated statements of earnings, stockholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting, incorporated by reference in the registration statement on Form S-8 of Knight-Swift Transportation Holdings Inc. dated September 12, 2017.

/s/ KPMG LLP

Phoenix, Arizona
September 12, 2017